UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 13, 2016

FLASR, INC.

NEVADA	0-55270	46-2681687
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1075 Peachtree Street NE, Suite 3650
Atlanta, Georgia 30309

(Address of principal executive offices)

(409) 965-3761

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 13, 2016, FLASR, Inc. (the "Company") entered into a Memorandum of Understanding (the "Memorandum") with Craigstone Ltd., a Marshall Islands company ("Craigstone"), in response to a letter from Craigstone regarding repayment of outstanding notes held by Craigstone with an aggregate principal amount of $400,000 (the "Notes"). The Memorandum provides that, in settlement of the Notes and related claims, the Corporation shall issue a warrant (the "Warrant") exercisable for 2,500,000 shares of Series A-1 Preferred Convertible Stock at an exercise price of $0.001 per share. The Warrant will vest and become exercisable monthly over nine months starting on the date of issuance of the Warrant.

In connection with the Memorandum, the Company intends to file a Certificate of Designation and Preferences of Series A-1 Convertible Preferred Stock (the "Series A-1 Certificate of Designation") with the Secretary of State of the State of Nevada designating 2,500,000 shares of preferred stock of the Company having a par value of $0.001 per share as "Series A-1 Convertible Preferred Stock" (the "Series A-1 Preferred Stock").Each share of the Series A-1 Preferred Stock will receive 160 times the dividends declared and paid with respect to each share of Common Stock. The holders of the Series A-1 Preferred Stock will have the right to convert their Series A-1 Preferred Stock into fully paid and nonassessable shares (subject to certain adjustments as provided in the Series A-1 Certificate of Designation) of Common Stock of the Company at a conversion rate of 160 shares of Common Stock of the Company for each share of Series A-1 Preferred Stock.

The foregoing descriptions of the Memorandum, Warrant and Series A-1 Certificate of Designation are qualified in their entirety by reference to the provisions of Memorandum and the exhibits thereto filed as Exhibit 10.1 to this Current Report on Form 8-K, which are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Memorandum of Understanding, dated as of January 13, 2016, between FLASR, Inc. and Craigstone Ltd.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLASR, INC.

Date: January 20, 2016	By:	/s/ Everett M. Dickson
Everett M. Dickson
President and Chief Executive Officer

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INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Memorandum of Understanding, dated as of January 13, 2016, between FLASR, Inc. and Craigstone Ltd.